UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

JONES ENERGY, INC.

(Name of Issuer)

Class A Common Stock, $0.001 par value per share

(Title of Class of Securities)

48019R108

(CUSIP Number)

February 23, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 48019R108	Page 1 of 25

1	Names of reporting persons Blackstone Group Management L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 2,380,953
	6	Shared voting power 0
	7	Sole dispositive power 2,380,953
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 2,380,953
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 9.5%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 48019R108	Page 2 of 25

1	Names of reporting persons The Blackstone Group L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 2,380,953
	6	Shared voting power 0
	7	Sole dispositive power 2,380,953
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 2,380,953
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 9.5%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 48019R108	Page 3 of 25

1	Names of reporting persons Blackstone Holdings I/II GP Inc.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 2,380,953
	6	Shared voting power 0
	7	Sole dispositive power 2,380,953
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 2,380,953
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 9.5%
12	Type of reporting person CO

SCHEDULE 13G

CUSIP No. 48019R108	Page 4 of 25

1	Names of reporting persons Blackstone Holdings I L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 1,587,302
	6	Shared voting power 0
	7	Sole dispositive power 1,587,302
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 1,587,302
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.3%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 48019R108	Page 5 of 25

1	Names of reporting persons Blackstone Holdings II L.P.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 793,651
	6	Shared voting power 0
	7	Sole dispositive power 793,651
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 793,651
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 3.1%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 48019R108	Page 6 of 25

1	Names of reporting persons GSO Advisor Holdings L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 1,587,302
	6	Shared voting power 0
	7	Sole dispositive power 1,587,302
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 1,587,302
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.3%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 48019R108	Page 7 of 25

1	Names of reporting persons GSO Capital Partners LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 1,587,302
	6	Shared voting power 0
	7	Sole dispositive power 1,587,302
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 1,587,302
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 6.3%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 48019R108	Page 8 of 25

1	Names of reporting persons GSO Special Situations Fund LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 797,009
	6	Shared voting power 0
	7	Sole dispositive power 797,009
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 797,009
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 3.2%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 48019R108	Page 9 of 25

1	Names of reporting persons GSO Special Situations Overseas Fund Ltd.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 790,293
	6	Shared voting power 0
	7	Sole dispositive power 790,293
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 790,293
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 3.1%
12	Type of reporting person CO

SCHEDULE 13G

CUSIP No. 48019R108	Page 10 of 25

1	Names of reporting persons GSO Special Situations Overseas Master Fund Ltd.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5	Sole voting power 790,293
	6	Shared voting power 0
	7	Sole dispositive power 790,293
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 790,293
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 3.1%
12	Type of reporting person CO

SCHEDULE 13G

CUSIP No. 48019R108	Page 11 of 25

1	Names of reporting persons GSO Holdings I L.L.C.
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 793,651
	6	Shared voting power 0
	7	Sole dispositive power 793,651
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 793,651
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 3.1%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 48019R108	Page 12 of 25

1	Names of reporting persons GSO Energy Market Opportunities Associates LLC
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 793,651
	6	Shared voting power 0
	7	Sole dispositive power 793,651
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 793,651
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 3.1%
12	Type of reporting person OO (Limited Liability Company)

SCHEDULE 13G

CUSIP No. 48019R108	Page 13 of 25

1	Names of reporting persons GSO Energy Market Opportunities Fund LP
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 793,651
	6	Shared voting power 0
	7	Sole dispositive power 793,651
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 793,651
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 3.1%
12	Type of reporting person PN

SCHEDULE 13G

CUSIP No. 48019R108	Page 14 of 25

1	Names of reporting persons Stephen A. Schwarzman
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization United States
Number of shares beneficially owned by each reporting person with	5	Sole voting power 2,380,953
	6	Shared voting power 0
	7	Sole dispositive power 2,380,953
	8	Shared dispositive power 0
9	Aggregate amount beneficially owned by each reporting person 2,380,953
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 9.5%
12	Type of reporting person IN

SCHEDULE 13G

CUSIP No. 4801R108	Page 15 of 25

1	Names of reporting persons Bennett J. Goodman
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization United States
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,380,953
	7	Sole dispositive power 0
	8	Shared dispositive power 2,380,953
9	Aggregate amount beneficially owned by each reporting person 2,380,953
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 9.5%
12	Type of reporting person IN

SCHEDULE 13G

CUSIP No. 48019R108	Page 16 of 25

1	Names of reporting persons J. Albert Smith III
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization United States
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,380,953
	7	Sole dispositive power 0
	8	Shared dispositive power 2,380,953
9	Aggregate amount beneficially owned by each reporting person 2,380,953
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 9.5%
12	Type of reporting person IN

SCHEDULE 13G

CUSIP No. 48019R108	Page 17 of 25

1	Names of reporting persons Douglas I. Ostrover
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizen or place of organization United States
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,380,953
	7	Sole dispositive power 0
	8	Shared dispositive power 2,380,953
9	Aggregate amount beneficially owned by each reporting person 2,380,953
10	Check if the aggregate amount in Row (9) excludes certain shares Not Applicable
11	Percent of class represented by amount in Row 9 9.5%
12	Type of reporting person IN

SCHEDULE 13G

CUSIP No. 48019R108	Page 18 of 25

ITEM 1.	(a)	Name of Issuer:

Jones Energy, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

807 Las Cimas Parkway, Suite 350, Austin, TX 78746

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

Blackstone Group Management L.L.C.

The Blackstone Group L.P.

Blackstone Holdings I/II GP Inc.

Blackstone Holdings I L.P.

Blackstone Holdings II L.P.

GSO Advisor Holdings L.L.C.

GSO Capital Partners LP

GSO Special Situations Fund LP

GSO Special Situations Overseas Fund Ltd.

GSO Special Situations Overseas Master Fund Ltd.

GSO Holdings I L.L.C.

GSO Energy Market Opportunities Associates LLC

GSO Energy Market Opportunities Fund LP

Stephen A. Schwarzman

Bennett J. Goodman

J. Albert Smith III

Douglas I. Ostrover

	(b)	Address or Principal Business Office:

The address for each of the Reporting Persons is c/o GSO Capital Partners LP, 345 Park Avenue, New York, NY 10154.

	(c)	Citizenship of each Reporting Person is:

GSO Special Situations Overseas Fund Ltd. and GSO Special Situations Overseas Master Fund Ltd. are organized under the laws of the Cayman Islands. Messrs. Schwarzman, Goodman, Smith and Ostrover are citizens of the United States. Each of the other Reporting Persons is organized under the laws of the state of Delaware.

SCHEDULE 13G

CUSIP No. 48019R108	Page 19 of 25

(d)	Title of Class of Securities:

Class A Common Stock, $0.001 par value per share (“Common Stock”).

(e)	CUSIP Number:

48019R108

ITEM 3.

Not applicable.

ITEM 4.	Ownership

Ownership (a-c)

The ownership information presented below represents beneficial ownership of Common Stock of the Issuer as of the date of this filing, based upon 25,208,402 shares of Common Stock outstanding as of February 23, 2015.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Blackstone Group Management L.L.C.	2,380,953	9.5%	2,380,953	0	2,380,953	0
The Blackstone Group L.P.	2,380,953	9.5%	2,380,953	0	2,380,953	0
Blackstone Holdings I/II GP Inc.	2,380,953	9.5%	2,380,953	0	2,380,953	0
Blackstone Holdings I L.P.	1,587,302	6.3%	1,587,302	0	1,587,302	0
Blackstone Holdings II L.P.	793,651	3.1%	793,651	0	793,651	0
GSO Advisor Holdings L.L.C.	1,587,302	6.3%	1,587,302	0	1,587,302	0
GSO Capital Partners LP	1,587,302	6.3%	1,587,302	0	1,587,302	0
GSO Special Situations Fund LP	797,009	3.2%	797,009	0	797,009	0
GSO Special Situations Overseas Fund Ltd.	790,293	3.1%	790,293	0	790,293	0
GSO Special Situations Overseas Master Fund Ltd.	790,293	3.1%	790,293	0	790,293	0
GSO Holdings I L.L.C.	793,651	3.1%	793,651	0	793,651	0
GSO Energy Market Opportunities Associates LLC	793,651	3.1%	793,651	0	793,651	0
GSO Energy Market Opportunities Fund LP	793,651	3.1%	793,651	0	793,651	0
Stephen A. Schwarzman	2,380,953	9.5%	2,380,953	0	2,380,953	0
Bennett J. Goodman	2,380,953	9.5%	0	2,380,953	0	2,380,953
J. Albert Smith III	2,380,953	9.5%	0	2,380,953	0	2,380,953
Douglas I. Ostrover	2,380,953	9.5%	0	2,380,953	0	2,380,953

GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd. and GSO Energy Market Opportunities Fund LP (collectively, the “GSO Funds”) are the record holders of 797,009, 790,293 and 793,651 shares of Common Stock, respectively.

SCHEDULE 13G

CUSIP No. 48019R108	Page 20 of 25

GSO Special Situations Overseas Fund Ltd. is the majority shareholder of GSO Special Situations Overseas Master Fund Ltd. and may be deemed to beneficially own the shares of Common Stock held of record by GSO Special Situations Overseas Master Fund Ltd.

GSO Capital Partners LP is the investment manager of each of GSO Special Situations Fund LP, GSO Special Situations Overseas Fund Ltd. and GSO Special Situations Overseas Master Fund LP. GSO Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C.

GSO Energy Market Opportunities Associates LLC is the general partner of GSO Energy Market Opportunities Fund LP. GSO Holdings I L.L.C. is the managing member of GSO Energy Market Opportunities Associates LLC. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to shares of Common Stock that may be deemed to be beneficially owned by GSO Energy Market Opportunities Associates LLC.

Blackstone Holdings I/II GP Inc. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover may be deemed to have shared voting, investment and/or dispositive power with respect to the shares of Common Stock held by the GSO Funds.

Each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this statement is filed or who are otherwise party to the Joint Filing Agreement (as filed hereto as Exhibit 99) constitute a “group” for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Act”) and the rules thereunder. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

ITEM 5.	Ownership of Five Percent or Less of a Class

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

SCHEDULE 13G

CUSIP No. 48019R108	Page 21 of 25

ITEM 8.	Identification and Classification of Members of the Group

Not applicable.

ITEM 9.	Notice of Dissolution of Group

Not applicable.

ITEM 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SCHEDULE 13G

CUSIP No. 48019R108	Page 22 of 25

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 5, 2015

Blackstone Group Management L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

The Blackstone Group L.P.
By:	Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I/II GP Inc.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings I L.P.
By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

Blackstone Holdings II L.P.
By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

SCHEDULE 13G

CUSIP No. 48019R108	Page 23 of 25

GSO Advisor Holdings L.L.C.
By:	Blackstone Holdings I L.P., its sole member
By:	Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO Capital Partners LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Special Situations Fund LP
By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Special Situations Overseas Fund Ltd.
By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Special Situations Overseas Master Fund Ltd.
By:	GSO Capital Partners LP, its investment advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Holdings I L.L.C.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO Energy Market Opportunities Associates LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

SCHEDULE 13G

CUSIP No. 48019R108	Page 24 of 25

GSO Energy Market Opportunities Fund LP
By:	GSO Energy Market Opportunities Associates LLC, as its General Partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

Bennett J. Goodman

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. Albert Smith III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

Douglas I. Ostrover

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

SCHEDULE 13G

CUSIP No. G0750C108	Page 25 of 25

LIST OF EXHIBITS

Exhibit No.	Description

24.1	Power of Attorney – Bennett J. Goodman

24.2	Power of Attorney – J. Albert Smith III

24.3	Power of Attorney – Douglas I. Ostrover

99	Joint Filing Agreement.